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                                                                   Exhibit 10.13


(isotbvyncgowan)

                             STOCK OPTION AGREEMENT


     Agreement (the "Option Agreement") dated this 7th Day of February 2001 (the "Date of Grant"), between Infinium Software, Inc., a Massachusetts corporation (the "Company"), and James E. McGowan, Social Security No. ###-##-#### (the "Participant") an employee of the Company with a residence address at 34463 Foxwood Lane, Bluemont, Virginia 20135.

     1. Grant of Option. The Company hereby grants to the Participant an option to purchase, in whole or in part and from time to time, on the terms herein provided, a total of 700,000 shares of common stock of the Company ("Common Stock") at $1.75 per share, which is not less than the fair market value of the Common Stock on the date hereof. This option is granted pursuant to and subject to the provisions of the Company's 1995 Stock Plan, as amended (the "Plan") attached hereto as Exhibit A. Capitalized terms used herein but not defined herein have the meanings given them in the Plan.

     2. Time Limits. Except as otherwise provided in this Section, in Section 6 hereof (relating to the death of the Participant), in Section 7 hereof (relating to the disability of the Participant) and in Section 8 hereof (relating to other termination of employment of the Participant), and subject to the provisions of subparagraph C of paragraph 8 of the Plan (relating to the minimum number of shares exercisable at any one time), this option is exercisable as follows:

     (a)  Regular Vesting.
          The Option shall vest at twenty percent (20%) per year (or 140,000 options per year) on each of the five anniversaries of the Date of Grant.

     (b)  Accelerated Vesting.

          1. If the price of the Company's Common Stock remains above $8.00 per share, daily, for 3 consecutive months, then the 140,000 options from the fifth anniversary will be accelerated to the next business day following the end of the 3-month period.

          2. If the price of the Company's Common Stock remains above $10.00 per share, daily, for 3 consecutive months, then the 140,000 options from the fifth anniversary (if not previously accelerated) and the 140,000 options from the fourth anniversary will be accelerated to the next business day following the end of the 3-month period.

All of the Executive's unvested stock options shall vest immediately upon the occurrence of a Change in Control (as defined in the attached Exhibit B.)

This option may not be exercised to any extent after the expiration of six years from the Date of Grant.

     3. Exercise of Option. This option (or any part or installment hereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the option agreement under which the option is being exercised and specify the number of shares as to which the option is being exercised, accompanied by full payment of the purchase price therefor. It is intended that this option shall be an incentive stock option ("ISO") as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), to the extent permitted by the Code. However, to the extent that




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the Participant may accrue the right to exercise options which are intended to be ISOs as defined in the Code (whether pursuant to this Option Agreement or pursuant to any other stock option agreement between the Participant and the Company or any Related Corporation) in any calendar year with an aggregate fair market value in excess of $100,000 (determined as of the option grant date), such options in excess of the $100,000 limitation shall be treated as nonqualified stock options not subject to the provisions of Section 422 of the Code.

     4. Payment for and Delivery of Stock. The shares of Common Stock purchased upon any exercise of this option shall be paid for in full at the time of such exercise. The option price may be paid either (a) in United States dollars in cash or by check, (b) through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise equal to the cash exercise price of the option, (c) at the discretion of the Committee, by delivery of the Participant's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable federal rate, as defined in Section 127(d) of the Code, (d) consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the Participant's direction at the time of exercise, or
(e) at the discretion of the Committee, by any combination of (a), (b), (c) and
(d) above. If the price is paid in whole or in part in Common Stock, such Common Stock shall be valued at the fair market value at the time of exercise, as determined by the Committee, in determining the extent to which the option price has been paid in Common Stock.

     5. Non-transferability of Option. This option may not be transferred by the Participant otherwise than by will, by the laws of descent and distribution or, in the case of Non-Qualified Options only, pursuant to a valid domestic relations order. Except as set forth in the previous sentence, during the lifetime of the Participant this option may be exercised only by him or her.

     6. Death. If the Participant ceases to be employed by the Company and all Related Corporations by reason of his or her death, then, effective on such date, all of the Participant's unvested stock options in the Company will become immediately vested and this option may be exercised by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the Participant's death.

     7. Disability. If the Participant ceases to be employed by the Company and all Related Corporations by reason of his or her disability, the Participant shall have the right to exercise any ISO held by him or her hereunder on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the termination of the Participant's employment. For the purposes of this Agreement, the term "disability" shall mean "permanent and total disability as defined in Section 22(e) of the Code.

     8. Termination of Employment. (a) If the employment of the Participant terminates for any reason other than "cause", then this option shall expire on the earlier of (i) ninety (90) days after the date of termination of employment or (ii) six years from the Date of Grant. For purposes of this Agreement, "cause" is defined as: substantial and continued failure to perform job duties; disloyalty, gross negligence, or breach of fiduciary duty to the Company; commission of a fraud, embezzlement, dishonesty or deliberate disregard of the Company's rules or policies; unauthorized disclosure of a trade secret or confidential business information; use of any illicit drug or the abuse of any drug, alcohol or medication which adversely affects the Participant's job performance; or conviction of a felony offense.

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     (b)  If such termination of employment is for cause, this option may be exercised following such termination of employment only to the extent, if any, approved by the Committee.

Transfer from the employ of the Company to the employ of a Related Corporation, from the employ of a Related Corporation to the employ of the Company, or from the employ of one Related Corporation to the employ of another Related Corporation, or a leave of absence granted by the Company or a Related Corporation as set forth in the Plan shall not be deemed a termination of employment for purposes of this option.

     9. Changes in Stock. In the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock, the Committee shall make appropriate adjustments in (i) the number and kind of shares of stock remaining subject to the option at the time of such change and (ii) the option price. The Committee's determination shall be binding on all persons concerned. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of an entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to the option, either (i) make appropriate provision for the continuation of the option by substituting on an equitable basis for the shares then subject to the option either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to the option immediately preceding the Acquisition; or (ii) upon written notice to the Participant, provided that the options shall be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the option shall terminate; or (iii) terminate the option in exchange for a cash payment equal to the excess of the Fair Market Value of the shares subject to the option (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

     10. Reservation of Shares. The Company shall at all times during the term of the option granted hereby reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of the option granted hereby.

     11. Restrictions on Disposition. All shares acquired by the Participant pursuant to the option granted hereby shall be subject to all restrictions set forth in the Company's by-laws and in any applicable agreements between or among the Participant, other shareholders and/or the Company. In addition, the Participant hereby agrees that all shares acquired pursuant to the option granted hereby, regardless of when acquired, may not be pledged, sold, assigned or in any other manner transferred, except with the prior written consent of the Company (such consent being in the sole discretion of the Company), and shall continue to be held by the Participant, or, in the case of the Participant's death, by his executor or administrator or the person or persons to whom the option or the shares acquired pursuant to the option was/were transferred by will or the applicable laws of descent and distribution, for a minimum period extending until the earlier to occur of (a) the end of the six month period succeeding the completion of an initial public offering of securities of the Company or (b) the end of the two year period succeeding the later to occur of (i) the date of Participant's termination of employment with the Company or any of its subsidiaries or affiliates or (ii) the date on which such shares are acquired pursuant to this option. In addition, the Participant acknowledges his understanding that he will be disqualified under Section 422 of the Code from receiving the favorable income tax treatment otherwise available

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with respect to the exercise of an Incentive Stock Option if he makes a
Disqualifying Disposition of any Common Stock received by exercising this option. The Participant hereby agrees to notify the Company in writing within one month after he makes a Disqualifying Disposition of any Common Stock received pursuant to the exercise of this option. "Disqualifying Disposition" means any disposition (including any sale) of such stock prior to the Participant's death before the later of (a) two years after the Participant was granted this option under which he acquired such stock, or (b) one year after the Participant acquired such stock by exercising this option.

     12. NO RIGHT TO EMPLOYMENT. The grant of this option does not confer upon the Participant any right to continued employment with the Company, nor does it interfere in any way with the right of the Company to terminate the employment of the Participant at any time.

     13. COMMUNICATIONS. Any communication or notice required or permitted to be given under this Agreement shall be delivered in hand, if to the Company, to its Secretary at 25 Communications Way, Independence Park, Hyannis, MA 02601, and, if to the Participant, at the address set forth on the first page of this Agreement or such other address, in each case, as the addressee shall last have furnished to the communicating party.

     14. MISCELLANEOUS. This option granted hereunder (a) is intended to satisfy the requirements of Section 422 of the Code and the authorities promulgated hereunder and shall be construed accordingly, and (b) shall be construed under and governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, Infinium Software, Inc. has caused this Agreement to be executed by its duly authorized officer and the Participant has hereunto set his hand, both as of the Date of Grant set forth above.

INFINIUM SOFTWARE, INC.                      PARTICIPANT


By: /s/ Robert A. Pemberton                  By: /s/ James E. McGowan
   -------------------------------              --------------------------------

                                             Print Name: James E. McGowan
                                                        ------------------------



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February 7, 2001

Mr. James McGowan
Irish Mist Farm
34463 Foxwood Lane
Bluemont, VA 20

Dear Jim:

It is with great pleasure that I extend an invitation to you to join our senior management team as Chief Executive Officer, President and, subject to and in accordance with Infinium's By-Laws, a Director (the "Executive").

I    BASE SALARY AND GENERAL BENEFITS

a) Infinium Software Inc. (the "Company") shall pay to the Executive during his employment with the Company a salary (the "Annual Base Salary") based upon a per annum rate of three hundred and twenty five thousand dollars ($325,000). The Annual Base Salary shall be payable in periodic equal installments on a semi-monthly basis, or otherwise as paid to executives in the Company generally.

b) During the Executive's employment with the Company, and to the extent commensurate with the Executive's level of responsibility within the Company, the Executive shall be entitled to participate in such pension, profit sharing, bonus or incentive compensation, incentive, group and individual disability, group and individual life, survivor income, sickness, accident, dental, medical and health benefits and other benefit plans of the Company, or additional benefit programs which may be established by the Company, for its United States executive officers; provided however, throughout the Executive's employment, the Executive shall be entitled to not less than four (4) weeks of annual vacation and the Executive shall be entitled to leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time for its executive officers or, if more generous, the policy in effect for its employees generally. A summary of the Company's current benefits for United States employees is enclosed with this letter. In addition to the benefits described in the enclosed summary, a financial planning benefit is currently available to executive officers.

c) The Company shall reimburse the Executive from time to time for all reasonable and customary business expenses incurred by him in the performance of his duties hereunder, provided that the Executive shall submit vouchers and other supporting data to substantiate the amount of said expenses in accordance with Company policy from time to time in effect.

d) Vacation leave and leave of absence, if taken by the Executive shall be taken at such times as are reasonably acceptable to the Company. Any leave on account of illness or temporary disability which is short of Total Disability, shall not constitute a breach by the Executive of his agreements hereunder even though leave on account of a Total Disability may be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

e) If the Company purchases and maintains at any time during the Executive's employment one or more life insurance policies on the life of the Executive, in whatever amount or amounts the Company deems desirable, the Company shall be the beneficiary of such policy or policies and the Executive shall cooperate with the Company and submit to such reasonable medical examinations as are necessary to enable the Company to purchase and maintain in full force and effect such additional insurance policy or policies.

f) Throughout the employment period, the Company shall pay to the Executive an automobile allowance equal to $750 per month. This amount will be paid monthly.

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Confidential                       Page 1                       February 7, 2001

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II.  STOCK OPTIONS

The Executive shall receive a stock option grant, under the Company's 1995 Stock Plan, pursuant to the terms of a stock option agreement in substantially the form attached as Exhibit A to this letter and as otherwise described below. The stock option agreement shall provide for the issuance to the Executive of options to acquire 700,000 shares of the Company's common stock.

Vesting Schedule:

A. Regular Vesting. The Option shall be vested in the amount of 140,000 options shares per year subject to the Option on each of five anniversaries of the Grant Date.


B.   Accelerated Vesting.

     1. If the stock price remains above $8.00 per share, daily, for 3 consecutive months then the 140,000 options from the fifth anniversary will be accelerated to the next business day following the end of the 3-month period.

     2. If the stock price remains above $10.00 per share, daily, for 3 consecutive months then the 140,000 options from the fifth anniversary (if not previously accelerated) and the 140,000 options from the fourth anniversary will be accelerated to the next business day following the end of the 3-month period.



III. EXECUTIVE BONUS

The Executive will be eligible to earn a bonus based on the Company's attainment of goals set by the Board of Directors. The Company expects that the goals will be set by the Board within thirty days of the Executive's employment start date and, for each fiscal year thereafter, within thirty days following the inception of the fiscal year. If the Executive achieves the goals set by the Board, the Executive will earn a TARGET EXECUTIVE BONUS in the amounts indicated below:

         FISCAL YEAR 2001                                     $132,000

         FISCAL YEAR 2002                                     $200,000

         FISCAL YEAR 2003                                     $245,000

         FISCAL YEAR 2004                                     $245,000.

In the event the Executive exceeds the goals set by the Board, he will be entitled to a bonus in excess of the TARGET EXECUTIVE BONUS. Further information regarding the bonus in each fiscal year, including the manner of earning the bonus, the timing of payments and the over achievement calculation, will be included in the Executive's written Incentive Compensation Plan from the Board of Directors.

IV.  TERMINATION

If the Executive's employment with the Company is terminated by the Company, not for "cause", and the Executive resigns from the Board of Directors and executes a one year Non-Competition and Non-Solicitation Agreement in form satisfactory to the Company, (a) the Company will continue to pay to the Executive, for the eighteen month period beginning on the termination date, his Annual Base Salary and the Target Executive Bonus, if any, due during the period and (b) the Executive will be entitled to continue to participate in all of the Company's employee benefits programs (except to the extent prohibited by the plans) for the eighteen month period beginning on the termination date. In the event that such termination is, in the judgment of the Board, primarily connected with the living location of the Executive then, following reasonable notice from the Board to the Executive and an opportunity to cure



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Confidential                       Page 2                       February 7, 2001
the location issue, the 18-month provision for ANNUAL BASE SALARY, TARGET EXECUTIVE BONUS and for benefits above will be reduced to 12 months.

If (a) the Executive is terminated in connection with a Change in Control (as defined in Exhibit B to this letter), or (b) following a Change in Control, the Executive is removed from his offices (as Chief Executive Officer, President and Director), then for a period equal to twelve months from the date of termination
(i) the Company will continue to pay to the Executive his ANNUAL BASE SALARY and the TARGET EXECUTIVE BONUS, if any, due during the period and (ii) the Executive will be entitled to continue to participate in all of the Company's employee benefits programs (except to the extent prohibited by the plans) for the period. In addition, all of the Executive's unvested stock options shall vest immediately upon the occurrence of a Change in Control.

For purposes of this agreement, "cause" is defined as follows failure of the Executive to devote his full business time and efforts to the business of the Company; disloyalty, gross negligence, or breach of fiduciary duty to the Company; commission of fraud, embezzlement, dishonesty or deliberate disregard of the Company's rules or policies; unauthorized disclosure of a trade secret or confidential business information; use of any illicit drug or the abuse of any drug, alcohol or medication which adversely affects the Executive's performance; or conviction of a felony offense.


V.   CONFIDENTIALITY

The Executive will be bound by the terms of the Proprietary Information Agreement attached as Exhibit C to this letter.

VI.  OTHER

It is agreed that, although the Executive will be located in Eastern Massachusetts, he will retain his principal residence in Northern Virginia. He will also establish a Company office in Northern Virginia. His principal support group will continue to be provided from the Company's headquarters in Hyannis, Massachusetts until the Board of Directors grants permission for a change.

Subject to the Executive's execution and return of this letter to the undersigned, the Executive's employment will begin on Wednesday, February 7, 2001.

The Executive's employment at the Company is "at-will" in that either the Executive or the Company has the right to terminate the employment relationship at any time with or without cause subject to the termination provisions above.

INFINIUM SOFTWARE, INC.

/s/ Robert A. Pemberton
-----------------------------------
Robert A. Pemberton, CEO


The offer of employment contained herein is hereby accepted, and I agree to the terms of such offer. I also affirm that my acceptance of this offer is not in conflict with any other employment agreement to which I am a party.

Signature: James E. McGowan
           -------------------------
James E. McGowan

Date: 14 Feb 01

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Confidential                       Page 3                       February 7, 2001